Exhibit 5.4

November 12, 2013

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Re:	Guaranties by the “Guarantors” (defined below) of 5.75% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel in the State of Indiana, the Commonwealth of Kentucky and the State of Ohio (the “States”) for Cash America, Inc. of Indiana, an Indiana corporation, Cash America, Inc. of Kentucky, a Kentucky corporation, and Cash America Pawn, Inc. of Ohio, an Ohio corporation (collectively, “Guarantors” and individually, a “Guarantor”), in connection with the Guarantors’ proposed guaranties (the “Guaranties”), along with the other guarantors under the Indenture (as defined below), of up to $300,000,000 in aggregate principal amount of 5.75% Senior Notes due May 15, 2018 (the “Notes”) of Cash America International, Inc., a Texas corporation (“Company”). The Notes are to be issued by Company, and the Guaranties are to be made by Guarantors, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about November 12, 2013. The Notes and the Guaranties will be issued pursuant to an Indenture dated as of May 15, 2013, among Company, Guarantors, the additional guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Indenture”), as amended by that certain First Amendment to Indenture, dated as of November 8, 2013 between Company and Wells Fargo Bank, National Association, as trustee. The obligations of the Company under the Notes will be guaranteed by Guarantors, along with the other guarantors, pursuant to guaranty provisions in the Indenture. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In rendering the opinions expressed below, we have examined the Registration Statement, the prospectus contained in the Registration Statement (the “Prospectus”) and original, or copies certified or otherwise authenticated to our satisfaction, of the Indenture. In rendering the opinions contained herein, we have relied upon the Secretary’s Certificate of each Guarantor, dated as of the date of this opinion. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein including certification of existence for each of the Guarantors and their organizational documents as filed with the respective Secretaries of State and documents presented to us as their respective bylaws.

Indianapolis, Ind. | Louisville, Ky. | Lexington, Ky. | Cincinnati, Ohio

Jasper, Ind. | Frankfort, Ky. | Evansville, Ind. | Vincennes, Ind.

Cash America International, Inc.

November 12, 2013

Based on the foregoing, we are of the opinion that, subject to the assumptions, qualifications and limitations set forth herein:

1.	Each Guarantor is a corporation, validly existing under the laws of its jurisdiction of incorporation indicated above.

2.	Each Guarantor has the corporate power to execute and deliver and to perform its respective obligations under the Indenture, including the Guaranty.

3.	Each Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of its obligations under the Indenture.

4.	The Indenture has been duly executed and delivered by each of the Guarantors.

In rendering the opinion set forth above, we have further assumed, without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents, that persons purporting to act on behalf of any Guarantor occupy the position which they purport to occupy and that facts recited in any of such documents are true and correct. In our review and in preparing and rendering this opinion, we have found no reason to believe that any of such stated facts upon which we have relied in rendering this opinion are not correct.

Our opinions above are subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) the exercise of judicial discretion in accordance with principles of equity; and (v) an implied covenant of good faith and fair dealing.

We are members of the respective Bar of each of the States, and we do not express any opinion herein concerning any law other than the law of the States.

This opinion is rendered as of the date of this letter, and we express no opinion as to circumstances or events which may occur subsequent to the date the Registration Statement becomes effective. This opinion is rendered to you in connection with the transactions described above. We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the

Cash America International, Inc.

November 12, 2013

Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Hunton & Williams LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by the law of the States for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Bingham Greenebaum Doll LLP